News Release	The Procter & Gamble Company
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  P&G APPOINTS ASHLEY MCEVOY TO BOARD OF DIRECTORS

Appointment Deepens Board Expertise in Global Consumer Health Care

CINCINNATI, December 13, 2023 – The Procter & Gamble Company (NYSE:PG) today announced that its Board of Directors has appointed Ashley McEvoy, former Executive Vice President, Worldwide Chairman of MedTech at Johnson & Johnson, to the Company’s Board of Directors, effective December 12, 2023.

During her nearly three-decade career with Johnson & Johnson, Ms. McEvoy most recently led its $27 billion Medical Devices segment, which is the world’s second-largest medical devices business. In this capacity she spearheaded efforts to develop integrated, digitized solutions to improve outcomes for millions of people around the world. This includes having led the business’ entrance into telehealth, robotics, and digital surgery, and deployment of more than $20 billion in M&A activity in recent years to grow the business portfolio.

She previously served as Johnson & Johnson’s Group Chairman, Consumer Medical Devices; Group Chairman, Vision Care; Worldwide President, Ethicon Products; President, McNeil Consumer Healthcare; and various management, marketing and brand management roles in OTC and other consumer health care.

“Ashley’s transformative leadership, track record of innovation and breadth of experience in serving consumers and growing markets will be an asset to P&G.  Her expertise will further strengthen the capability of our Board as we improve the lives of consumers around the world,” said Jon Moeller, P&G’s Chairman of the Board, President and Chief Executive Officer.

About Procter & Gamble

P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.

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P&G Media Contacts: Jennifer Corso corso.jj@pg.com